Exhibit 10.17

PERSONAL & CONFIDENTIAL

June 14, 2013

Brett Narlinger

Dear Brett:

Congratulations! Mercury Payment Systems is pleased to offer you the position of Senior Vice President, Sales, reporting to Matt Taylor, Chief Executive Officer, working in our Denver, Colorado office. Subject to final reference checking and the background and employment verifications noted below, your employment with Mercury is anticipated to commence on June 26, 2013. While you will not be located in Durango, your commitment to spend agreed amounts of time at our Durango headquarters is a critical expectation of your role.

This letter describes our general understanding concerning the terms of your employment with Mercury.

COMPENSATION AND BENEFITS

Base Pay

Your starting salary will be $12,083 (gross) per semi-monthly pay period. This is the equivalent of $290,000 per year. Your salary will be paid in accordance with the regular payroll practices of Mercury, subject to customary taxes and withholdings. Currently, pay day is twice a month, on the 10th and 25th.

Bonus Opportunity

In addition to your salary, you will also be eligible for an annual performance bonus. In your position as Senior Vice President your annual target bonus will be up to $160,000 for calendar year 2013, prorated for your actual period of employment. In addition, you will have an additional upside incentive opportunity of $100,000 annually, prorated first year, based on overachievement of agreed upon targets. Your actual payout will be based upon your completion of specific objectives agreed upon by you and Matt Taylor.

Signing Bonus: You will receive a signing bonus of $150,000 payable within the first month of your employment. In the event that you leave Mercury voluntarily within the first year, 100% of the signing bonus will be owed by you back to Mercury and, if you leave voluntarily in your second year of employment, 50% of the signing bonus will be owed by you back to Mercury.

Stock Option Incentives

We will recommend to the Board of Directors that they, at an upcoming regularly scheduled Board meeting, subject to the terms and conditions of the Mercury Payment Systems, LLC 2010 Unit Incentive Plan, approve an option agreement to be entered into approximately 90 days after the commencement of your employment with the company that will grant to you the right and option to purchase up to the unit equivalent of 55 basis points based on the current number of units and options on units outstanding and subject to dilution for future issuances in Mercury’s non-voting Class C member units at a strike price equal to the fair market value of Mercury on the date of grant. These options vest over time and in accordance with returns achieved by Mercury’s equity holders. That means you will not own the options or be able to exercise them until they are vested. You understand and agree that you are responsible for any tax consequences and tax liability for the options and any resulting membership units issued. The objective of issuing options is to optimize the profitability and growth of Mercury through incentives which are consistent with Mercury’s goals and which link and align the personal interests of employees to those of Mercury and to provide employees with an incentive for excellence in individual performance. The actual terms of your options will be governed solely by the option agreement issued to you following approval by the Board of Directors.

You understand and agree that you are responsible for any tax consequences and tax liability for the options and any resulting membership units issued. The objective of issuing options is to optimize the profitability and growth of Mercury through incentives which are consistent with Mercury’s goals and which link and align the personal interests of employees to those of Mercury’s and to provide employees with an incentive for excellence in individual performance.

Termination Benefits

In the event you are terminated by Mercury without “Cause” or in the event you resign for “Good Reason”, you shall be entitled to receive:

1.	Severance. After completion of one year of service, you will be eligible for 12 months of your then current annual base salary as cash severance payable in a lump sum, subject to applicable taxes and withholdings. You will also be eligible for any pro-rated bonus amounts through the date of termination.

2.	Benefits. Continuation of benefits through your severance period under COBRA (company paid premiums), subject to and preconditioned on your entering into and not revoking a standard form of waiver and release of claims in substantially the form provided by Mercury, which agreement shall include (without limitation) a mutual nondisparagement clause and a one year nonsolicit with respect to Mercury.

Other Benefits

Mercury also offers a competitive benefits package, which currently includes medical, dental and vision coverage, life insurance, and disability coverage, for which you will be eligible on the first day of the month following 30 days of employment. Mercury also provides paid vacation and sick time for eligible employees. Members of the Executive Team do not accrue vacation or sick time but may take time off when and as needed in balance with their workload and needs of Mercury.

At-Will Employment

Your employment with Mercury will at all times be “at-will.” This means that notwithstanding anything previously stated to you or in any writing provided to you, you or Mercury can terminate your employment at any time, without notice, procedure or formality, and without cause.

Conditions of Employment

This offer of employment and the other commitments made in this letter are conditioned on your successful completion of background and credit verifications, and your ability to satisfactorily provide proof of your right to work in the United States.

When you arrive on your first day, please park in a visitor spot until we are able to get you a parking pass. Please bring appropriate identification with you on your first day so that HR may complete the required I-9 form (which proves your eligibility to work in the U.S.). Most common I.D. is a driver’s license and social security card or birth certificate OR a passport. HR has a complete list of accepted forms of I.D. for your use.

Brett, we hope that you are as excited as we are about the prospect of your new role at Mercury Payment Systems. We believe that you will find working at Mercury to be a fun, challenging and rewarding experience.

Welcome to Mercury!

Sincerely,

MERCURY PAYMENT SYSTEMS, LLC

/s/ Matt Taylor
Matt Taylor
Chief Executive Officer

I, /s/ Brett Narlinger, accept the terms of this offer with Mercury Payment Systems.

   (Your signature)

June 14, 2013
Date

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